Exhibit 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager (405) 552-4526

Media contact:	Brian Engel (405) 228-7750
DEVON ENERGY ELECTS MARY RICCIARDELLO TO BOARD OF DIRECTORS
OKLAHOMA CITY — December 4, 2007 — Devon Energy Corporation (NYSE:DVN) announced today that Mary Ricciardello has been appointed to its board of directors. Ms. Ricciardello, 52, had a distinguished career as a financial executive in the energy industry. Her term as a Devon director will expire in 2008.
     “Mary Ricciardello’s financial expertise and energy industry experience make her a valuable addition to Devon’s board,” said J. Larry Nichols, Devon’s chairman and chief executive officer. “We are very pleased that she has agreed to join Devon as a director and as a member of the audit committee.”
     “I am very pleased to be joining Devon’s board,” said Ms. Ricciardello. “Devon and its management team have an outstanding reputation in the oil and gas industry, and I am eager to make a contribution to the company’s future.”
     Ms. Ricciardello enjoyed a 20-year career with Reliant Energy Incorporated, a leading independent power producer and marketer. She began her career with Reliant in 1982. She served in various financial management positions with the company including comptroller, vice president, senior vice president and chief accounting officer.
     She also serves on the boards of the Galveston/Houston Catholic Endowment Foundation, US Concrete and Noble Corporation. Ms. Ricciardello is director of the Houston, Texas, chapter of the National Association of Corporate Directors.
     Ms. Ricciardello earned a bachelor’s degree in business administration from the University of South Dakota and a master’s in business administration from the University of Houston. She is a Certified Public Accountant.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is one of the world’s leading independent oil and gas producers and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.